SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this ___ day of _________, 2007, by and among Alternative Investment Partners, LLC, a Delaware limited liability company (the “Advisor”), Duncan-Hurst Capital Management, L.P., a Delaware limited partnership (the “Sub-Advisor”), and the Underlying Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of its series, Long/Short Equity – Growth – 1 (the “Fund”).

WHEREAS, the Trust and each series comprising the Trust, including the Fund (the “Funds”), have been formed for the purpose of creating a fund-of-funds structure with their affiliate, AIP Alternative Strategies Funds, a Delaware statutory trust (“AIP Funds”), in which each series of AIP Funds, including any future series of AIP Funds, invests 100% of its assets in certain or all of the Funds; and
WHEREAS, by virtue of the fund-of-funds structure, the Sub-Advisor will indirectly serve as a sub-advisor to any series of AIP Funds which invests in the Fund; and

WHEREAS, the Trust, and therefore the Fund, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the” 1940 Act”); and

WHEREAS, the Advisor has been appointed investment advisor to the Fund, pursuant to an Investment Advisory Agreement dated April 28, 2006, which has been approved by the Fund’s Board of Trustees (the “Advisory Agreement”); and

WHEREAS, the Advisor shall have in its sole discretion the decision as to the percentage of the Fund’s net assets to be contributed into or subtracted from the Fund and to be advised by the Sub-Advisor; and

WHEREAS, the Advisor and the Trust desire to retain the Sub-Advisor to assist the Advisor in providing a continuous investment program for a portion of the Fund’s assets (designated herein as a “Separate Account”) and the Sub-Advisor is willing to do so; and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Appointment. The Advisor and the Trust hereby appoint the Sub-Advisor to serve as sub-advisor to the Advisor with respect to the Separate Account. Intending to be legally bound, the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.            Advisory Services. Subject to the supervision of the Trust’s Board of Trustees and the Advisor, the Sub-Advisor will assist the Advisor in providing a continuous investment program for the Separate Account, including investment research and management with respect to the securities and investments in cash and cash equivalents comprising the Separate Account. The Sub-Advisor will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s Prospectus and resolutions of the Trust’s Board of Trustees applicable to the Fund and the Sub-Advisor’s services.  The Fund shall provide the Sub-Advisor with written notice of any changes to such objective, policies and restrictions no less than 60 days prior to the effectiveness of any such change.

Without limiting the generality of the foregoing, the Sub-Advisor further agrees that it:

(a)           will assist in determining from time to time what securities and other investments will be purchased, retained or sold for the Separate Account;

(b)           will manage in consultation with the Advisor the Separate Account’s temporary investments in securities, cash and cash equivalents;

(c)           will place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer;

(d)           will consult with the Advisor on a continuous basis as to the Fund’s total assets which shall be invested in the Separate Account;

(e)           will attend regular business and investment-related meetings with the Trust’s Board of Trustees and the Advisor if requested to do so by the Trust and/or the Advisor; and

(f)           will maintain books and records with respect to the securities transactions for the Separate Account, furnish to the Advisor and the Trust’s Board of Trustees such periodic and special reports as they may reasonably request with respect to the Separate Account, and provide in advance to the Advisor all reports to the Board of Trustees for examination and review within a reasonable time prior to the Trust’s Board meetings.

3.            Covenants by the Sub-Advisor. The Sub-Advisor agrees with respect to the services provided to the Fund that it:

(a)           as part of its retention as a Sub-Advisor, with respect to the investment of a portion of the assets held by the Fund, as determined by the Advisor, is authorized by its governing documents to enter into this Agreement and the terms of this Agreement do not violate any obligation by which the Sub-Advisor is bound, whether arising by contract, operation of law or otherwise;

(b)           will maintain its status as a Registered Investment Advisor with the Securities and Exchange Commission;

(c)          will conform with all Rules and Regulations of the Securities and Exchange Commission;

(d)           will provide trade information via telecopy or other agreed upon electronic communication to the Fund’s designated Fund Accountant (as the Advisor designates in writing to the Sub-Advisor from time to time) no later than the first business day following the day of the trade and cause broker confirmations to be sent directly to the Fund’s designated Fund Accountant and adopt such other trade reporting, settlement and clearance procedures with respect to the Fund as shall be in accordance with the Fund’s existing procedures and as mutually agreed by the parties hereto;

(e)           will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder except (i) to respond to requests that are a part of routine regulatory audits or inspections or (ii) where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust, provided that, to the extent permissible under applicable law and regulation, the Sub-Advisor will notify the Advisor of any request the Sub-Advisor receives to provide such records or information.  In the case of information described in clause (ii) of the preceding sentence, to the extent practicable the Sub-Advisor will provide such notice sufficiently in advance of providing such information to the requesting party as to allow the Advisor or the Trust to seek protective orders or object to the provision of such information;

(f)           will maintain its own Code of Ethics and report to the Advisor’s Compliance Officer any violation of such Code that pertains to the management of the Fund, via a periodic compliance certification; and

(g)           will maintain its own compliance program or manual, pursuant to Rule 206(4) -7 of the Investment Advisors Act.  The Sub-Advisor will provide either the manual or a summary thereof, including updates thereto, to the Advisor’s Compliance Officer.

4.            Covenants by the Advisor and the Trust. The Advisor and the Trust agree with respect to the services provided to the Fund:

(a)           that the retention of the Sub-Advisor as investment advisor with respect to the investment of a portion of the properties held by the Fund, as determined by the Advisor, is authorized by the governing documents relating to the Fund and the AIP Funds, and the terms of this Agreement do not violate any obligation by which the Advisor, the Fund or any AIP Fund is bound, whether arising by contract, operation of law or otherwise;

(b)           that the Sub-Advisor may use the Fund’s name on a representative client list.

5.            Services Not Exclusive. The services furnished by the Sub-Advisor hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Sub-Advisor or any affiliated person (as defined in the 1940 Act) of the Sub-Advisor or any employee, agent, manager or affiliated person of such person from acting as investment advisor or manager for any other person or persons, including other management investment companies or investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the Sub-Advisor or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its material obligations under this Agreement

6.           Separate Account Transactions. Investment decisions for the Separate Account shall be made by the Sub-Advisor independently from those for any other investment companies and accounts advised or managed by the Sub-Advisor. The Separate Account and such investment companies and accounts may, however, invest in the same securities. When the Sub-Advisor seeks to purchase or sell  the same security at substantially the same time on behalf of the Separate Account and/or another investment company or account, the Sub-Advisor shall, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on an average price basis, and available investments will be allocated as to amount in a manner which the Sub-Advisor believes to be equitable to the Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund. To the extent permitted by law, the Sub-Advisor may aggregate the securities to be sold or purchased for the Separate Account with those to be sold or purchased for other investment companies or accounts in order to obtain best execution on an overall basis for all the Sub-Advisor’s clients.

The Sub-Advisor shall place orders for the purchase and sale of portfolio securities for the Separate Account and will solicit broker-dealers to execute transactions in accordance with the Fund’s policies and restrictions regarding brokerage allocations, as provided by the Advisor to the Sub-Advisor in writing. If applicable, the Sub-Advisor shall place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer. If it executes portfolio transactions and selects brokers or dealers, the Sub-Advisor shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Sub-Advisor deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Sub-Advisor may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and/or research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Separate Account and/or other accounts over which the Sub-Advisor or any of its affiliates exercises investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and/or research services a commission for executing a portfolio transaction for the Separate Account which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s overall responsibilities to the accounts over which it or any of its affiliates exercises investment discretion including, the Fund.  In no instance will portfolio securities be purchased from or sold to the Advisor or the Sub-Advisor or any affiliated person of either thereof; except as permitted by rules and regulations of the Securities and Exchange Commission.  The Advisor will identify all of its affiliated persons to the Sub-Advisor in writing.

7.           Covenants of the Advisor. The Advisor agrees with respect to the services provided to the Advisor hereunder that the Advisor will conform to the applicable rules and regulations of the Securities and Exchange Commission, the organizational documents of the Trust and the AIP Funds, and any investment advisory or similar agreements between the Advisor and the Trust or any of the AIP Funds.

8.           Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof; this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

9.            Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to the services provided by the Sub-Advisor hereunder.

10.           Expenses. During the term of this Agreement, the Sub-Advisor will pay its own expenses incurred by it in connection with its advisory activities under this Agreement. Nothing herein, however, shall be deemed to require the Sub-Advisor to pay any expenses of the Fund or the Advisor.

11.           Compensation. In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement the Advisor will pay to the Sub-Advisor, as compensation for the services provided by the Sub-Advisor under this Agreement, a monthly fee equal to 1.00% (on an annualized basis) of the average net assets of the Separate Account, plus any leveraged amount applied to the Separate Account by the Advisor. The Advisor shall pay the Sub-Advisor as soon as practical after the last day of each calendar month, but no later than five (5) business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of the Separate Account in accordance with the prospectus.

12.          Standard of Care: Limitation of Liability: Limited Indemnity.  The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Sub-Advisor in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Fund further agrees to indemnify, defend and hold the Sub-Advisor, and its managers, officers, directors, equityholders, employees and agents (“Related Persons”), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Advisor to the Fund, or in connection with the past or present performance of services to the Fund in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties on the part of the Sub-Advisor in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Advisor and/or the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Sub-Advisor or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Advisor and/or the Fund may have under any such federal or state securities laws.

13.           Reference to the Sub-Advisor. Neither the Advisor nor any affiliate or agent of it shall make reference to this Agreement or use the name of the Sub-Advisor or any of its affiliates except with respect to references in regulatory filings and communications with shareholders concerning the identity of and services provided by the Sub-Advisor to the Fund, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Fund, or the Fund’s current registration statement and any advertising or promotional materials, provided such materials are NASD compliant, without the prior approval of the Sub-Advisor.

14.           Duration and Termination. Unless sooner terminated, this Agreement shall be for an initial period of one year, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Fund’s Board of Trustees provided that its continuance also is approved by a majority of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on sixty (60) days’ written notice, by the Fund’s Board of Trustees, by the Advisor or by the Sub-Advisor or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 3(e), 9, 11, 12 and 13 shall survive any termination or expiration.

15.            Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

16.          Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Sub-Advisor at:

Duncan-Hurst Capital Management, L.P
4365 Executive Drive, Suite 1520
San Diego, CA 92121

To the Advisor at:

Alternative Investment Partners, LLC
701 Westchester Avenue, Suite 312w
White Plains, NY 10604

To the Fund at:

AIP Alternative Strategies Funds
701 Westchester Avenue, Suite 312w
White Plains, NY 10604

with a copy to:

Blank Rome LLP
405 Lexingtion Avenue
New York, New York 10174
Attention:     Thomas R. Westle, Esq.

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile; (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or the fifth (5th) Business Day after the date of the mailing thereof.

17.           Proxy Voting.  The Sub-Advisor is authorized to vote proxies received on securities held in the Separate Account.  The Advisor and the Trust represent that proxy voting authority is not expressly reserved to any other party under the documents governing the Funds. All proxies will be voted in accordance with the Advisor’s written policy in effect from time to time, receipt of which the Advisor and the Trust hereby acknowledge.  The Advisor and the Trust shall instruct the Fund’s custodian to forward promptly to the Sub-Advisor receipt of such communications and to follow the Sub-Advisor’s instructions concerning the same.  The Sub-Advisor shall not be responsible for voting proxies not timely received by the Sub-Advisor.

18.           Legal Proceedings. The Sub-Advisor will not advise or act for the Advisor of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held in the Fund or the issuers of these securities, without the prior consent of the Advisor.

19.           Force Majeure.  In addition, and without limiting any other provision of this Agreement, the Sub-Advisor shall not be liable for (i) force majeure or other events beyond the control of the Sub-Advisor, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, theft, operator errors, government restrictions, exchange or market rulings or suspension of trading, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Sub-Advisor or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable, or (ii) general market conditions rather than a violation of this Agreement by the Sub-Advisor.

20.           Limits on Obligations.  Notwithstanding anything to the contrary in this Agreement, in no event will the Sub-Advisor be obligated to effect any transaction or instruction it believes (without verification or inquiry) would violate any law, rule or regulation; the rules or regulations of any regulatory or self-regulatory body; or the Sub-Advisor’s legal, regulatory, or operational policies and procedures; provided, however, that the Sub-Advisor must provide the Advisor written notice of its decision not to effect said transaction within one business day of such decision

21.  Miscellaneous. Neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings relating thereto.

23.          Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

24.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

Duncan-Hurst Capital Management, L.P.

By: _______________________
Name:  William H. Duncan, Jr.
Title:    Chairman & CEO

AIP Alternative Investment Partners, LLC

By: _______________________
Name: Lee Schultheis
Title:   Chief Executive Officer

Underlying Funds Trust

By: _______________________
Name: Lee Schultheis
Title:   President